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                                                                     EXHIBIT 8.2

     Tallahassee Office
           ------

    1501 Park Avenue East
 Tallahassee, Florida 32301
 (850) 878-2411 - Telephone
 (850) 878-1230 - Facsimile
 e-mail: idhlaw@nettally.com


                            [IGLER & DOUGHERTY LOGO]


                                 July 12, 2001

Board of Directors
Citrus Financial Services, Inc.
1717 Indian River Boulevard, Suite 100
Vero Beach, Florida 32960

Members of the Board of Directors:

         You have requested our opinion concerning certain federal income tax consequences of the proposed merger (the "Merger") of CIBM Acquisition Corp. ("Acquisition Corp") with and into Citrus Financial Services, Inc. ("CFSI"), pursuant to the terms of that certain Agreement and Plan of Reorganization by and among CIB Marine ("CIBM"), CFSI and Citrus Bank, N.A., dated as of March 6, 2001, (the "Reorganization Agreement"), as described in the CIBM Registration Statement on Form S-4, filed with the Securities and Exchange Commission on or about June 13, 2001 (the "Registration Statement").

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable federal laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Reorganization Agreement, including, without limitation, the representations of the parties set forth therein. We have also relied on the accuracy and completeness of the Registration Statement and Proxy Statement/Prospectus of CFSI and CIBM ("Proxy Statement/Prospectus"). In addition, for purposes of this opinion, we have assumed that at least eighty percent of the outstanding shares of CFSI common stock will be exchanged for CIBM common stock in the Merger, that the shares of CFSI common stock constitute capital assets in the hands of each holder thereof, and that after the merger, CFSI will hold substantially all of its properties and all of the properties of Acquisition Corp, other than stock of CIBM distributed in the Merger.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that, under the Code:

         (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;



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Citrus Financial Services, Inc.
July 9, 2001
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         (2)      no gain or loss will be recognized by the shareholders of CFSI on the exchange of their CFSI common stock for CIBM common stock pursuant to the terms of the Reorganization Agreement;

         (3) the federal income tax basis of the CIBM common stock for which shares of CFSI common stock are exchanged pursuant to the Reorganization Agreement will be the same as the basis of such shares of CFSI common stock exchanged therefor (including basis allocable to any fractional interest in any share of CIBM common stock);

         (4) the holding period of CIBM common stock for which shares of CFSI common stock are exchanged will include the period that such shares of CFSI common stock were held by the holder, provided that such shares were capital assets of the holder; and

         (5) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CIBM, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of CIBM common stock surrendered, which gain or loss will be a capital gain or loss if the CFSI common stock was a capital asset in the hands of the shareholder.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of CFSI common stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase CFSI common stock, if any, which are exchanged for or converted into options or warrants to acquire CIBM common stock.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         We are licensed to practice law only in the State of Florida. We express no opinion as to the law of any jurisdiction other than the laws of the State of Florida and of the United States of


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Citrus Financial Services, Inc.
July 9, 2001
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America. We assume no obligation to advise you of any events that occur subsequent to the date of this opinion.

         This opinion is provided solely to CFSI for the purpose of complying with the Reorganization Agreement and may not be relied upon or quoted in whole or in part or otherwise referred to in any report or documents or furnished to any person or entity, other than CFSI. Notwithstanding the foregoing sentence, we expressly consent to the references to this opinion in the Registration Statement and the Proxy Statement/Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                              Sincerely,

                                              IGLER & DOUGHERTY, P.A.



                                              /s/ Herbert D.  Haughton

HDH/slp